Exhibit 10.13

May 24, 2019

Alexis Howerton, Ph.D.

RE:	Separation Agreement

Dear Alexis:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Spruce Biosciences, Inc. (the “Company”) is offering to you.

1. SEPARATION. Your last day of work with the Company and your employment termination date was May 6, 2019 (the “Separation Date”). Effective as of the Separation Date, you are deemed to have resigned from the Board of Directors of the Company (the “Board”) and from all other positions with the Company.

2. ACCRUED SALARY AND PAID TIME OFF. You acknowledge and agree that the Company paid you all accrued salary, and all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. If you timely sign and return this Agreement to the Company, and you comply fully with your obligations hereunder (including but not limited to your obligations to timely return all Company property under Section 7), then the Company will provide you with the following as your sole severance benefits:

(a) Severance Pay. The Company will pay you, as severance, the equivalent of six months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholding (the “Severance”). The Severance will be paid in a lump sum payment on the first regular payroll date that is at least one week after the date you sign and return this Agreement to the Company.

(b) Stock Options and Vesting. On June 2, 2016, you were granted an option to purchase 600,000 shares of the Company’s common stock (the “Initial Option”). On June 13, 2017, you were granted an option to purchase an additional 600,000 shares of the Company’s common stock (the “Second Option,” and together with the Initial Option, the “Options”). The Options were granted pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”), stock option agreements and other applicable grant documents (collectively the “Option Documents”). Vesting of your Options and any other equity awards, if any, ceased as of the Separation Date. As an additional benefit under this Agreement, the Company will accelerate the vesting of the Options such that the number of shares subject to the Options that would have vested had you remained employed with the Company for an additional six months following the Separation Date will be deemed vested and exercisable as of the Separation Date and any forfeiture restrictions or rights of repurchase thereon shall lapse. Except as expressly modified in this Agreement, the Options shall continue to be governed by t e Option Documents. The Company encourages you to seek independent tax advice concerning the tax status of the Options and the corresponding tax implications of this Agreement and the benefits hereunder.

(c) Post-Termination Exercise Period. Subject to approval by the Board, the post-termination exercise period during which you may exercise your Options to purchase your vested shares following the Separation Date (which, under the terms of such Options, is three months following the Separation Date) shall be extended to May 6, 2022. Additionally, you acknowledge and agree that as a result of the modification of the post-termination exercise period of the Options and the tax rules applicable to incentive stock options, the Options (regardless whether they were intended to qualify as incentive stock options) will hereafter be treated as non-statutory stock options. You have been advised to seek independent tax advice of the consequences of such modification.

4. HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.

5. NO OTHER COMPENSATION OR BENEFITS. You agree and acknowledge that the benefits provided in this Agreement are in lieu of and supersede any other severance payments, compensation or benefits that you may be entitled to receive from the Company under any agreement, plan or policy (including but not limited to severance benefits under that certain May 2, 2016 employment agreement between you and the Company (the “Employment Agreement”). By executing this Agreement, you hereby further agree and acknowledge that any such other severance payments, compensation or benefits are extinguished and you waive all rights you may have to any such benefits. You further acknowledge that, except as provided in this Agreement, you have not earned and are not entitled to receive any additional compensation, severance or benefits on or after the Separation Date.

6. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. RETURN OF COMPANY PROPERTY. Within twenty (20) days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within twenty (20) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

8. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

9. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor. Notwithstanding the preceding sentences in this paragraph, during the Consulting Period, you are permitted to inform Company employees and/or third parties that you are engaged as a consultant for the Company.

10. MUTUAL NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, members of the Company’s Board of Directors (“Board”), employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that its current members of the Board (Mike Grey, Tiba Aynechi, Niall O’Donnell, and Camilla Simpson) will not, during their tenure as Company Board members, disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. Notwithstanding the foregoing in this paragraph, you and the Company (including each of the Company’s Board members) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. For the avoidance of doubt, statements by the Company (including without limitation each of the current Board members) along the lines that the Company transitioned from you to a new CEO to put in place a leader with more experience to move the Company forward, will not be considered disparaging statements or in any way in violation of this provision.

11. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation and will make reasonable efforts to accommodate your scheduling needs.

12. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract (including without limitation breach of the Employment Agreement), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13. NO ADMISSIONS. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

14. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15. MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. The prevailing party in any action brought for breach of this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred in the action from the non-prevailing party. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within seven days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Mike Grey
Mike Grey
Chairman of the Board

Exhibit A – Proprietary Information and Inventions Assignment Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Alexis Howerton, Ph.D.	05/24/19
Alexis Howerton, Ph.D.	Date

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